Prospectus Supplement (Sales Report) No. 22 dated March 17, 2009 to Prospectus dated October 13, 2008	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-151827

LendingClub Corporation

Member Payment Dependent Notes

                This Prospectus Supplement supplements the prospectus dated October 13, 2008 and provides information about particular series of Member Payment Dependent Notes (the "Notes") that we have recently sold. You should read this Prospectus Supplement together with the prospectus dated October 13, 2008 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.

                We have sold the following Notes:

Member Payment Dependent Notes Series 365674

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
365674	$7,000	$7,000	12.53%	1.00%	March 17, 2009	March 17, 2012	March 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 365674. Member loan 365674 was requested on March 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,333 / month
Current employer:	MetLife Inc.	Debt-to-income ratio:	19.45%
Length of employment:	1 year 3 months	Location:	spring hill, FL

Home town:	Carver
Current & past employers:	MetLife Inc.
Education:	University of Massachusetts-Dartmouth, University of Maryland-University College

This borrower member posted the following loan description, which has not been verified:

To consolidate credit cards and a private education loan

A credit bureau reported the following information about this borrower member on November 25, 2008:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	09/1998	Delinquent Amount:	$0.00
Open Credit Lines:	14	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	32	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$18,310.00	Public Records On File:	0
Revolving Line Utilization:	56.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
you have a lot more debt that you are asking for in this loan ($18K+). how are you planning to be debt free and never accumulate such level of debt again?	I'm only looking to consolidate certain credit cards that have higher rates.
what do you do at MetLife Inc.?	financial analyst

Member Payment Dependent Notes Series 380631

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
380631	$5,000	$5,000	9.32%	1.00%	March 13, 2009	March 19, 2012	March 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 380631. Member loan 380631 was requested on March 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,915 / month
Current employer:	United States Air Force	Debt-to-income ratio:	10.46%
Length of employment:	2 years 3 months	Location:	Fort Walton Beach, FL

Home town:
Current & past employers:	United States Air Force
Education:	University of Colorado at Boulder

This borrower member posted the following loan description, which has not been verified:

I am looking to buy my first home and would like to borrow money for the down payment.

A credit bureau reported the following information about this borrower member on February 23, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	09/2000	Delinquent Amount:	$0.00
Open Credit Lines:	5	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	14	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$152.00	Public Records On File:	0
Revolving Line Utilization:	0.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

Member Payment Dependent Notes Series 381100

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381100	$20,000	$20,000	12.53%	1.00%	March 11, 2009	March 11, 2012	March 11, 2013	$13,050

                This series of Notes was issued upon closing and funding of member loan 381100. Member loan 381100 was requested on February 25, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,458 / month
Current employer:	n/a	Debt-to-income ratio:	10.56%
Length of employment:	1 year 6 months	Location:	Tacoma, WA

Home town:
Current & past employers:
Education:	University of Washington at Seattle

This borrower member posted the following loan description, which has not been verified:

I have a complex and somewhat unique situation for which I am seeking a loan. This loan is to help my sister, who is a CPA and our parents own their own business. Neither my sister or I work in the business and have our jobs based in another town. For our parents business, we have only been listed as an officer and have signature authority on the bank account. We do not handle any of the cash nor work in the business. They got behind on their payroll taxes and owe money to the IRS. In addition, my parents filed personal bankruptcy and the IRS is in the collection process for the payroll taxes. Under the tax code, the IRS can hold any officer in the company that would have had the ability make payments liable for the payroll taxes. Thus, the IRS is not only attempting to collect from the business and my parents, but also holding my sister personally liable due to her CPA license. The impact of the IRS holding my sister liable is huge again because of her CPA license. If she does not pay the tax, they will file a lien against her as well as revoke her ability to prepare tax returns. If the IRS revokes that ability, the state can revoke her CPA license, which means that she not only loses her job but also her 1/3 ownership in her accounting firm. If that happens, she will lose everything that she has worked over 15 years to build. My sister is well-respected in her area for business advisory services, tax preparation and financial statements. She LOVES her job and what she does and cannot imagine losing it. She does not condone the actions of our parents and is caught in an unfortunate legal liability of which she had no control of. We have attempted to get a business loan with her guarantee from the bank, but they also required a guarantee from the shareholders which was declined due to their bankruptcy. She is unable to secure a loan personally to cover the full amount of the debt due to prior obligations. Furthermore, she has resigned her position as an officer and asked to be removed from the bank account to avoid any future potential liability. My sister is determined to keep her career which she has worked so hard to build and I am doing what I can to help her. I would deeply appreciate an understanding of the unfortunate circumstances of the situation and any willingness to help.

A credit bureau reported the following information about this borrower member on February 25, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	10/1991	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	12	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$25,121.00	Public Records On File:	0
Revolving Line Utilization:	88.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
This seems to be more about your sister than you so I would like some more information about your sister and also the amount the IRS is owed. What is her monthly income? What are her current debts? Does she own her home? Is there a reson she can not get a loan? What is the agreement you have with her or your parents for the repayment of this loan? How much is owed to the IRS? How long have your parents owed this money to the IRS? Is your parents business still in operation or is it closed? If it is closed how will they be able to repay you? Thank you	Yes, this loan is purely to help my sister pay the IRS debt owed. My sister has done nothing wrong other than provide assistance (at no charge) to the family business and because she has a CPA license, the IRS is holding her directly accountable for the debt, even though she had no control over payment. It may be hard to understand, but they have the legal right to do it. My sister owns her own home, with a mortgage as well as has a second debt for the purchase of her 1/3 interest in the CPA firm she owns. Unfortunately she also went through a divorce a couple years ago where she incurred some credit card debt in replacing furniture, repairs to vehicle and home purchased. The current lending environment makes it difficult for her given her situation to obtain a loan. She attempted to refinance but the decline in market values made it not possible. She is a single mom supporting a 5 1/2 year old daughter and working very hard at what she does. The total IRS debt she is responsible for is $54K for 2 years taxes. She has cashed out her entire retirement plan of $20K. She was planning to use $16K from a credit card advance (as a last resort) but the credit line was just dropped by Bank of America and that is now gone. Aside from this loan, she is doing a short-term loan from her companies line of credit and will hopefully refinance that after some more of the credit card debt has been repaid. For repayment, my sister is going to repay all of this loan and has re-budgeted her expenses, so that she has the cash flow to cover the payments and put as much toward debt repayment as possible. We do not know when my parents will be able to repay at this point and my sister has to do what she has to do to keep her job and what she has worked for. The business is still open and they are working with an attorney. Both my sister and I have resigned our positions as officers and are not involved in any of the activities any longer. My guess is that the business will either close or be sold. Hopefully this provides you with the information you need.
Can you provide specific figures on Your sister's budget (income, fixed expenses, rent, utilities, etc) Your budget (income, fixed expenses), in case for whatever reason she cannot make the payments and you have to cover them.	I apologize for the delay in responding to your question. I have already reported my income as part of the loan for qualifying as disclosed in the main page and what Lending Club already considered for the loan. Since my name is on the promissory note, in the unforeseen event she would not make the payment, I can make that. As for her budget, she brings in approximately $5400 in income, after her mortgage and other fixed expenses she has approximately $1500 remaining that can be allocated toward debt repayment, of which this will be a portion of. I do not think the details of her budget are necessary to disclose as this debt was not caused as a result of overspending in her own budget. Hopefully this helps.

Member Payment Dependent Notes Series 381122

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381122	$20,000	$20,000	14.74%	1.00%	March 17, 2009	March 17, 2012	March 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381122. Member loan 381122 was requested on March 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$6,000 / month
Current employer:	QMS	Debt-to-income ratio:	10.43%
Length of employment:	4 years	Location:	Burbank, CA

Home town:	yerevan
Current & past employers:	QMS, Olympia Medical Center
Education:	Concorde Career College at North Hollywood

This borrower member posted the following loan description, which has not been verified:

to consolidate credit card debt.

A credit bureau reported the following information about this borrower member on March 3, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	06/2000	Delinquent Amount:	$0.00
Open Credit Lines:	13	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	22	Months Since Last Delinquency:	32
Revolving Credit Balance:	$13,693.00	Public Records On File:	0
Revolving Line Utilization:	68.80%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
You only have $13K in debt, why ask for $20K?	13k does not include my student loan. To cover most of my Sallie Mae student loan.

Member Payment Dependent Notes Series 381126

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381126	$20,000	$20,000	15.68%	1.00%	March 12, 2009	March 12, 2012	March 12, 2013	$11,125

                This series of Notes was issued upon closing and funding of member loan 381126. Member loan 381126 was requested on February 26, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$12,000 / month
Current employer:	Rainbow Magic Car Wash Inc	Debt-to-income ratio:	12.61%
Length of employment:	2 years 10 months	Location:	College Point, NY

Home town:	Seoul
Current & past employers:	Rainbow Magic Car Wash Inc, Paradise Spa
Education:

This borrower member posted the following loan description, which has not been verified:

I have a credit card which I have had for a very long time and I have never been late on payments. I have a large balance on this card because I was offered a low APR for balance transfers. Well, the last check that I had sent in was apparently ripped up in the mail and it was returned to me making my payment late. However, they charged me a late fee and hiked my APR to an unbelievable rate of 30%. I have gotten the late fee waived but they can do nothing about the APR. I am trying to find ways to save a little here and there and the interest is too much for me right now to handle. Please help!

A credit bureau reported the following information about this borrower member on February 26, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	08/1994	Delinquent Amount:	$0.00
Open Credit Lines:	13	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	19	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$116,893.00	Public Records On File:	0
Revolving Line Utilization:	62.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	8

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Do you really have a revolving credit balance of $116,000? The numbers don't make much sense.	Yes I do. I don't understand what you mean of why it doesn't make much sense. If you can please rephrase your question that would be great.
I think what the previous person was trying to get at is how can you make so much at a car wash and how did you get so muc h credit c ard debt? Numbers seem out of whack. PLease let us know if you can thee discrepancies.	Well, my husband is the owner of the car wash and I get payroll from his car wash because I am the manager there. I have so much credit card debt because since the economy has been going down the drain business has not been very good and we have been using our personal credit as well to help with the working capital. Also, I have a son who is very sick and was diagnosed with a tumor in his pituitary gland. He was diagnosed when he was 9 and he is now 13. We are grateful he is better but he is still receiving treatment from Schneider Children's Hospital. The medical costs were unbelieveable and still are. So as you can tell we have had a lot of reasons to spending a lot of our credit cards and lines of credits. However, we have never had such a hard time and to be honest I don't mind paying interest for what I have used and what I owe but during these hard times if I could save a few hundred to a thousand dollars in interest I would love to, which is the reason I have applied for this loan.

Member Payment Dependent Notes Series 381258

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381258	$6,000	$6,000	9.32%	1.00%	March 17, 2009	March 20, 2012	March 20, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381258. Member loan 381258 was requested on March 6, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$5,417 / month
Current employer:	Sage	Debt-to-income ratio:	9.73%
Length of employment:	5 months	Location:	Phoenix, AZ

Home town:
Current & past employers:	Sage
Education:

This borrower member posted the following loan description, which has not been verified:

I was laid off in early 2008. I figured it would be a good time to convert my IRA to a ROTH since I would be in a lower tax bracket. I never planned to be unemployed for 9 month or to take a 20K pay cut. So I spent more of my savings then I planed being unemployed and was unable to save enough to pay Uncle Sam his share. I currently save about $350 a paycheck (every two weeks). With interests and penalties its cheaper to borrow from a loan shark then to go on a payment plan with Uncle Sam. Since I am smart enough to not borrow from a loan shark I figured I would try here. I pay off my credit card balances every month. I feel my employment is stable. My employer is cutting cost in some areas (not personnel),but is also investing in R&D, I work in the R&D group. My current take home is about $1500 a paycheck. With changes to benefit(s) & costs, starting in April my take home should be about $1600. My current break down of expenses is Mortgage 800 HOA 175 Insurance 90 Cell 35 Internet 45 Electric 125 Food 200 Gas 100 Car 500 Savings 700 Misc 300 Any questions please ask.

A credit bureau reported the following information about this borrower member on February 26, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	02/1993	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	29	Months Since Last Delinquency:	45
Revolving Credit Balance:	$717.00	Public Records On File:	0
Revolving Line Utilization:	2.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
It seems that your current expenses are a lot more than your current or projected take home pay. How are you funding this discrepancy every month?	1500 x 26 = 39000 3070 x 12 = 36840 That leaves an unallocated 2160 a year. so no discrepancy.
you said you are saving $350 a paycheck currently, will you be putting some of that towards this loan to pay it faster	No. My first priority after paying my bills is replenish my savings account. Once I have at least 6 months of expenses saved I will consider paying the loan quicker.
Credit Review Status on Lending Club states "Under Review", have you completed additional steps to have this approved? Can you explain the 1 inquiry in the past 6 months?	Yes I have completed the additional steps to have it approved. It was for a 2% cash back credit card.
When I Goggle Sage and Phoenix, I get everything from an antique shop to a vocational college, with a 5-star restaurant in the middle. So, what kind of work do you do? And, what were you doing when the layoff happened?	I do software testing and have for the last 12 years.

Member Payment Dependent Notes Series 381284

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381284	$14,000	$14,000	14.42%	1.00%	March 12, 2009	March 12, 2012	March 12, 2013	$5,975

                This series of Notes was issued upon closing and funding of member loan 381284. Member loan 381284 was requested on February 26, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$5,833 / month
Current employer:	US Air Force	Debt-to-income ratio:	21.21%
Length of employment:	17 years 8 months	Location:	Brockton, MA

Home town:	Washington
Current & past employers:	US Air Force
Education:	Colorado Technical University Online

This borrower member posted the following loan description, which has not been verified:

To consolidate 3 credit cards

A credit bureau reported the following information about this borrower member on February 26, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	06/1993	Delinquent Amount:	$0.00
Open Credit Lines:	10	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	58	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$40,125.00	Public Records On File:	0
Revolving Line Utilization:	92.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

Member Payment Dependent Notes Series 381301

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381301	$7,200	$7,200	18.53%	1.00%	March 11, 2009	March 13, 2012	March 13, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381301. Member loan 381301 was requested on February 27, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$6,917 / month
Current employer:	Beyond Appraisal, Inc.	Debt-to-income ratio:	4.41%
Length of employment:	1 year 6 months	Location:	Olathe, KS

Home town:	Callaway
Current & past employers:	Beyond Appraisal, Inc., DST Systems
Education:	Southeast Community College Area

This borrower member posted the following loan description, which has not been verified:

Need to replace bathtub and support structure to recover from long term water damage.

A credit bureau reported the following information about this borrower member on February 27, 2009:

Credit Score Range:	660-678	Accounts Now Delinquent:	0
Earliest Credit Line:	05/1992	Delinquent Amount:	$0.00
Open Credit Lines:	3	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	28	Months Since Last Delinquency:	29
Revolving Credit Balance:	$12,513.00	Public Records On File:	0
Revolving Line Utilization:	99.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Why is your revolving credit almost entirely used up and what are your expenses. This will help me decided whether or not to contribute to your loan.	I recently went on a business trip and the new business credit card is a check card. The car/hotel expenses were greater than the banks daily limit, so I had to use my own credit for that trip. Also, over the past 2 years i have been paying off and closing cards because i don't want to use them any more. Don't you have my expenses listed in credit report? I don't know what you get to see. In the short term, I will be shutting off cable and lawn services to make room for this new expense. Also, this year 2 loans will be paid off which will free up $360 a month. Let me know if you need more information.
I'm sorry to hear about the water damage. That's never a fun expense. I'd like to help you out. First, can you specify how much of your revolving balance is this business trip (We can't see details, We only see the open and closed lines and current balance). And, Can you tell me a little bit about your current employer and what you do for them? Thanks a lot and good luck with the repairs!	About $1000 is business trip expense. The company has been in business since 1998. I have been with them since 2003. I did leave for a year because I was moving from Texas to Kansas and we did not think we could make long distance employment work. We decided to give it a try, working 2-3 weeks in Kansas and 1-2 weeks in Texas per month. So, I have only been back with them for 1.5 years. The company sells mass appraisal software to county tax appraisal districts in Texas. I am their Chief Technology Officer. I support clients, code new features in to the product and help all employees with technology questions that they have each day.

Member Payment Dependent Notes Series 381335

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381335	$12,000	$12,000	12.21%	1.00%	March 13, 2009	March 14, 2012	March 14, 2013	$1,875

                This series of Notes was issued upon closing and funding of member loan 381335. Member loan 381335 was requested on February 28, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$5,083 / month
Current employer:	kelly's restaurant	Debt-to-income ratio:	17.70%
Length of employment:	1 year 4 months	Location:	long beach, CA

Home town:	long beach
Current & past employers:	kelly's restaurant, olives gourmet grocer, poggio restaurant
Education:	California Culinary Academy, Long Beach City College

This borrower member posted the following loan description, which has not been verified:

want to consolidate debt and have capital to start a small catering business

A credit bureau reported the following information about this borrower member on February 27, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	12/1995	Delinquent Amount:	$0.00
Open Credit Lines:	10	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	19	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$12,416.00	Public Records On File:	0
Revolving Line Utilization:	21.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	3

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
1. It looks as if the amount you requested won't pay off your credit cards. How are you going to get capital for the business? 2. What do you do at Kelly's, and can you keep that at least part-time while becoming something of a competitor?	my original request was for 20,000. the 7 grand would be my start up capital. i would keep my job full time at kelly's. i would actually use the kitchen during the day since we are only open for dinner. i would hire other people do work with me as i would do all the cooking and what not

Member Payment Dependent Notes Series 381426

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381426	$3,000	$3,000	13.79%	1.00%	March 11, 2009	March 13, 2012	March 13, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381426. Member loan 381426 was requested on February 27, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$7,500 / month
Current employer:	Team Ford	Debt-to-income ratio:	17.63%
Length of employment:	8 years 9 months	Location:	Las Vegas, NV

Home town:	Suffern
Current & past employers:	Team Ford, Farmers Insurance Group, Verizon Communications
Education:	University of Nevada-Las Vegas

This borrower member posted the following loan description, which has not been verified:

This loan would be used to update ceramic tile countertops, sink, and a leaking faucet!

A credit bureau reported the following information about this borrower member on February 27, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	04/1996	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	18	Months Since Last Delinquency:	70
Revolving Credit Balance:	$6,345.00	Public Records On File:	1
Revolving Line Utilization:	90.60%	Months Since Last Record:	106
Inquiries in the Last 6 Months:	0

Member Payment Dependent Notes Series 381435

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381435	$14,000	$14,000	12.21%	1.00%	March 12, 2009	March 13, 2012	March 13, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381435. Member loan 381435 was requested on February 27, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$11,667 / month
Current employer:	RNL Biostar Inc	Debt-to-income ratio:	0.32%
Length of employment:	2 years 1 month	Location:	Clarksburg, MD

Home town:	Seoul
Current & past employers:	RNL Biostar Inc, Korea University
Education:	Korea University

This borrower member posted the following loan description, which has not been verified:

I have following debts; 1. Balance from furniture purchase : $4,350 2. Debt from two credit cards : $9,320 The purpose of the loan will be the consolidation of the debts described above.

A credit bureau reported the following information about this borrower member on February 27, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	09/2004	Delinquent Amount:	$0.00
Open Credit Lines:	7	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	14	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$3,926.00	Public Records On File:	0
Revolving Line Utilization:	11.50%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What are the balances and rates on the loans you are consolidating? What kinds of loans are these / are they credit cards?	First loan is personal one from bank and the balance is around $3,000 with 24% APR. Second one is from two credit cards and the balance is around $9,300 with 8% APR. This interest rate is much lower than I am seeking. Thus I am not going to use new fund to consolidate this balance. I have other needs for the fund: home repair and improvement. Thank you.
Even with the current debt listed and a mortgage,your stated annual income of $140,000 makes your case attractive. But I would like to see that income verified, which, though voluntary, can be done by contacting Lending Club and faxing documentation. Would you mind doing this? Also, do you know of anything that might impact your employment (corporate downsizing or whatever)?	I like my income verified. I will figure out how to cooperate Lengding Club to do that or how to do it by myself. There could be any chance for unemployment everywhere but as to my case, we are expanding our business and I am in charge of doing this as a regional director.
Type your question here.I would like to see that income verified, which, though voluntary, can be done by contacting Lending Club and faxing documentation. Would you mind doing this?	I already sent my entire income documents to Lending Club. Those are my tax return for 2007 and 2008, recent pay stubs and w-2 for 2007 and 2008. I think it will be soon verified. Thanks.
What are you the regional director of at RNL? Also, do you have a degree? Is it in Microbiology? How long have you been in the industry?	I earned Ph.D in Biochemistry and have been for almost eight years in biomedical industry.
If you don't mind, could you please tell me what your monthly expenses are? Also, what type of home repairs/improvement will you be completing?	Mortgage plus escrow is almost $4,000mo. No car payment. I bought one car almost by cash in 2005. Another car was financed but paid off less than three years. Other expenses varies from time to time. Major improvement is building deck and adding third bath room on second level. Thank you.

Member Payment Dependent Notes Series 381466

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381466	$15,000	$15,000	14.42%	1.00%	March 13, 2009	March 14, 2012	March 14, 2013	$10,200

                This series of Notes was issued upon closing and funding of member loan 381466. Member loan 381466 was requested on February 28, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$3,833 / month
Current employer:	kone	Debt-to-income ratio:	11.48%
Length of employment:	9 months	Location:	paramus, NJ

Home town:	saddlebrook
Current & past employers:	kone, Van natta Mechanical
Education:

This borrower member posted the following loan description, which has not been verified:

consolidate and erase credit cards

A credit bureau reported the following information about this borrower member on February 28, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	01/2001	Delinquent Amount:	$0.00
Open Credit Lines:	3	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	11	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$16,727.00	Public Records On File:	0
Revolving Line Utilization:	53.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
how did you accumulate the debt? and what are you doing to not incur the same spending behavior in the future?	I incurred a family members debt that i am now responsible for and have aquired a 2nd job to fix this problem with the help of a better interest rate via this program then the credit card is slamming me with.
Is Kone the elevator company? What do you do there?	Yes Kone is the elevator company. I am the adjusters apprentice. in a nut shell i wire up the elevator, adjust it mechanically and test it and turn it over to the customer upon completion.

Member Payment Dependent Notes Series 381474

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381474	$12,000	$12,000	13.79%	1.00%	March 16, 2009	March 15, 2012	March 15, 2013	$8,450

                This series of Notes was issued upon closing and funding of member loan 381474. Member loan 381474 was requested on March 1, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$3,084 / month
Current employer:	Pinnacle Data Systems	Debt-to-income ratio:	13.46%
Length of employment:	2 years 4 months	Location:	DORA, AL

Home town:	Jasper
Current & past employers:	Pinnacle Data Systems, SunGard Data Systems
Education:	Bevill State Community College

This borrower member posted the following loan description, which has not been verified:

loan is needed to pay off credit cards that have been cancelled

A credit bureau reported the following information about this borrower member on March 1, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	05/2000	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	24	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$4,800.00	Public Records On File:	0
Revolving Line Utilization:	94.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
why were they canceled?	I cancelled them, they were not cancelled by the companies. I cancelled them in an effort to improve my credit in order to purchase a home in the near future. This is also the main reason I am requesting said loan.

Member Payment Dependent Notes Series 381527

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381527	$12,000	$12,000	12.21%	1.00%	March 13, 2009	March 14, 2012	March 14, 2013	$3,100

                This series of Notes was issued upon closing and funding of member loan 381527. Member loan 381527 was requested on February 28, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$3,917 / month
Current employer:	Redford Union School District	Debt-to-income ratio:	19.38%
Length of employment:	4 years	Location:	Redford, MI

Home town:	Ann Arbor
Current & past employers:	Redford Union School District
Education:	Adrian College Graduated, Michigan State University Master's Program Attending

This borrower member posted the following loan description, which has not been verified:

My partner and I are beginning a real estate investment business to take advantage of the extremely low housing costs. I am a full time teacher and my partner, Don, owns his own Carpentry business. We are going to buy foreclosed homes that need a little repair, fix them up and set up lease with option to buy. We have a few customer thats are interested in housing but we are lacking the initial funding to get this project started. All of the houses that we have been looking at are listed below fair market value by at least 50%.

A credit bureau reported the following information about this borrower member on February 28, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	11/1997	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	1
Total Credit Lines:	31	Months Since Last Delinquency:	8
Revolving Credit Balance:	$9,554.00	Public Records On File:	0
Revolving Line Utilization:	34.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

Member Payment Dependent Notes Series 381543

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381543	$4,000	$4,000	14.11%	1.00%	March 16, 2009	March 16, 2012	March 16, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381543. Member loan 381543 was requested on March 2, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,167 / month
Current employer:	Royal Caribbean Cruises ltd.	Debt-to-income ratio:	9.96%
Length of employment:	16 years	Location:	DALLAS, GA

Home town:	Dallas
Current & past employers:	Royal Caribbean Cruises ltd., HHL Financial
Education:	Kennesaw State University

This borrower member posted the following loan description, which has not been verified:

I want to pay off some other expenses with this money as a consolidation.

A credit bureau reported the following information about this borrower member on March 2, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	01/2000	Delinquent Amount:	$0.00
Open Credit Lines:	5	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	13	Months Since Last Delinquency:	38
Revolving Credit Balance:	$10,046.00	Public Records On File:	0
Revolving Line Utilization:	77.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	4

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
16 years with Royal Caribbean Cruises? thats a lifetime! what do you do there? and what makes your job stable in this economy when people are not taking vacation to save. the tourism industry is up for a bad year.	It's actually 8 years with Royal Caribbean. And, since my job, as an entertainer, is onboard, it isn't affected by the economic crunch. Shipboard employment and functions have not changed in any way, at this point. The companies theory is that they still must provide a full, inclusive cruise experience for our guests; and that includes a full entertainment/ show schedule. Thank you, very much, for your consideration.
Thank you for your quick response. I'm curious what you do as an entertainer	I am a vocalist performing three shows a cruise and two cabaret sets.
How much is your rent/utilities? How did you rack up $10K+ in revolving debt? How much is your insurance? if any. do you have any dependents? How long/often are you on board the cruise?	rent=$300.utilities are an additional$100. insurance costs me $1500 a year.I have no dependents. But, my Mom has had some recent health problems. And, I have helped her alot with her medical costs and expenses that she couldn't handle. I am generally onboard a ship approximately 7 months.

Member Payment Dependent Notes Series 381607

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381607	$5,000	$5,000	15.37%	1.00%	March 16, 2009	March 15, 2012	March 15, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381607. Member loan 381607 was requested on March 1, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,917 / month
Current employer:	va dept of health	Debt-to-income ratio:	11.67%
Length of employment:	5 years 6 months	Location:	leesburg, VA

Home town:	Copan
Current & past employers:	va dept of health, JRC, Watertown NY
Education:	Northern Virginia Community College

This borrower member posted the following loan description, which has not been verified:

Need a loan to be able to afford a house in my country for my family. There is a very nice, cozy and affordable house near where my parents live and I have thought of helping my parents and siblings back in my country to buy it. The total price for the house is $10,000 and together we have come up with $5000. I would like to do this because it has been our lifetime dream and now that the chance is there to do we don't have the needed resources and that's why I'm turning to the lending club.

A credit bureau reported the following information about this borrower member on March 1, 2009:

Credit Score Range:	660-678	Accounts Now Delinquent:	0
Earliest Credit Line:	07/2003	Delinquent Amount:	$0.00
Open Credit Lines:	5	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	12	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$8,105.00	Public Records On File:	0
Revolving Line Utilization:	87.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
a house for $10K?!?!?! please explain	yes. Amazingly... some areas in my country can be very cheap...
what do you do at the va dept of health?	Outreach in the community. COmmunicable diseases
What country is that your family lives and that you are buying the house? Please include the name of the city. Thanks	Comayagua, Honduras

Member Payment Dependent Notes Series 381618

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381618	$8,725	$8,725	9.32%	1.00%	March 11, 2009	March 15, 2012	March 15, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381618. Member loan 381618 was requested on March 1, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,333 / month
Current employer:	self employed (Cate Design)	Debt-to-income ratio:	16.59%
Length of employment:	19 years 11 months	Location:	Cottonwood, AZ

Home town:	Williamsport
Current & past employers:	self employed (Cate Design), Mark Huggins & Associates, Sedona, Dave Wilson & Associates, Tucson, F & D Associates, Tucson
Education:	University of Arizona

This borrower member posted the following loan description, which has not been verified:

I wish to secure a business loan to improve and expand my business. I wish to do so through expanded marketing, improving my skills, and with improving my facilities. I wish to do so including, but not limited to, the following ways: 1. Marketing ? I am in the process of having a website designed. This will expand my exposure and availability to a far wider audience. I also wish to increase my direct marketing through brochure and other mailings and e-marketing methods. In addition, I wish to expand my memberships in area chambers of commerce, the Better Business Bureau (who have offered me membership), sustainable building organizations and market related list services. 2. I wish to improve my skills. I need to cover the cost of purchasing Archicad ? a powerful CAD software -, the cost of instruction, the time to learn it properly, and the purchase of a plotter (needed with cad). 3. I wish to improve my office facility. I need a new office sign, plus new office carpeting as well as lighting and furniture. To put this request in context ? I am a registered architect and have been working in the field for 33 years, and in private practice for 20 years. This is the first time, in all that time, that I have sought a business loan. During that time, I always had an abundance of work, all through referrals. The thrust of my work has always been what is now referred to as Green (environmentally responsible) design. With the change in the economic landscape over the last two years, I have seen the need to improve my business, skills, and marketing to keep up with current market needs. The steps I?ve outlined above are in my mind critical to staying competitive. I am confident in my professional skills and wish to significantly expand the means by which I pursue delivering greater excellence to a wider clientele. To this end, fluency with Cad skills and virtual exposure and connectedness are critical to meeting the future needs of my clients and business. Thank you for your consideration of this request.

A credit bureau reported the following information about this borrower member on March 1, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	01/1994	Delinquent Amount:	$0.00
Open Credit Lines:	13	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	22	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$43,232.00	Public Records On File:	0
Revolving Line Utilization:	41.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
You have a large revolving credit balance. Do you plan on repaying that balance before this loan or after? Is your income variable and dependent on the amount of work you receive over a given period?	Yes, my income is variable, since I am self employed. As I wrote in my loan description, I want to improve my business, part of this is that I can pay down my revolving balance more easily through improved business, the reason for the revolving balance getting where it is was losing contracts in the last 2 years unexpectedly and now the economy has added to the need to do more marketing. Right now I have no problem keeping up with the bills, including repaying this loan, but I need to improve marketing and skills in order to get ahead and not just stay current. And instead of using more of my credit cards for this I find a business loan here at Lending Club more appropriate, I don't want to give banks more of my hard earned money for interest, the idea to be funded by individuals is much more appealing. As you can see, my credit rating is rather good, that means, that I am not even close to being maxed out on my credit cards. Thank you for your consideration.

Member Payment Dependent Notes Series 381703

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381703	$12,000	$12,000	9.63%	1.00%	March 12, 2009	March 15, 2012	March 15, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381703. Member loan 381703 was requested on March 1, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$5,000 / month
Current employer:	New Dream Network LLC	Debt-to-income ratio:	4.32%
Length of employment:	3 years 5 months	Location:	Brea, CA

Home town:
Current & past employers:	New Dream Network LLC
Education:	UC Santa Barbara

This borrower member posted the following loan description, which has not been verified:

~20K total in medical expenses discovered on emergency procedures that medical insurance did not cover before our marriage. Now we are married I have learned that a debt collector has taken this on. I am working with Original Creditor to pay directly, however only have 8k in cash on hand and do not want to dispose of 401K, paid off cars or other assets to cover this before they try to get a judgment against my wife and totally destroy her credit for 7 years. Ultimately want to save both our credit scores as much as possible so a home purchase is realistic in the coming years. Summary... Amount Requested: $12,000 Combined Annual Income: $85,000 Monthly Rent/Phone/Internet/Utilities: $1760 Outstanding CC Debt: 3.2K@ 0% through Nov this year Assets: 2 Cars are fully paid with combined KBB value of ~25k total . ~20K in retirement assets . 3K coming from class action lawsuit victory in the coming months I do Network Security/Abuse for a top 10 web host, my wife is a part time nursing tech, job security is very strong. We want this debt done as soon as possible to start house down payment saving. The aim is to pay as much as 1K a month (more if wife picks up more work days) . Seeking a 36 month term just to be safe.

A credit bureau reported the following information about this borrower member on March 1, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	06/1990	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	11	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$3,428.00	Public Records On File:	0
Revolving Line Utilization:	6.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Did your wife know about these debts or tell you about a possible financial problem before you two were married?	I had been told it was "taken care of" . Frankly it was complete financial ignorance on her part in her follow up with insurance. I'm just doing damage control at this point to make sure our long term future together is void of the affects of such prior negligence . She's never had a credit card and spending is under control, so I don't have long term concerns, especially now I'm around to handle and understand all credit related matters.

Member Payment Dependent Notes Series 381727

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381727	$5,250	$5,250	9.63%	1.00%	March 17, 2009	March 24, 2012	March 24, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381727. Member loan 381727 was requested on March 10, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$5,417 / month
Current employer:	Cardinal Glass Industries Inc	Debt-to-income ratio:	20.16%
Length of employment:	3 years 1 month	Location:	Apple Valley, MN

Home town:	Duluth
Current & past employers:	Cardinal Glass Industries Inc, Paychex
Education:	University of Minnesota-Duluth

This borrower member posted the following loan description, which has not been verified:

I am requesting the load to pay off a jewelry store charge card. I opened the account to purchase an engagement ring and woudl like to pay off the account with this loan to avoid increased interest charges.

A credit bureau reported the following information about this borrower member on March 2, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	11/1999	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	26	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$25,147.00	Public Records On File:	0
Revolving Line Utilization:	60.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
HOW MUCH OF YOUR INCOME ARE YOU USING TO PAY THE $25,000.OO REVOLVING CREDIT LINE? DO YOU HAVE A PERSONAL BUDGET? THANK YOU DRW	I pay $600 every month towards this credit, which includes a payment of $210 towards the account I wish to pay off with this loan. I have not used the credit for anything other than securing vendors for our wedding, and our budget allows us to continue paying off the debt aggressively without any need for using the credit on a regular basis.

Member Payment Dependent Notes Series 381731

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381731	$3,650	$3,650	9.63%	1.00%	March 11, 2009	March 16, 2012	March 16, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381731. Member loan 381731 was requested on March 2, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$9,167 / month
Current employer:	Merrill Lynch	Debt-to-income ratio:	15.75%
Length of employment:	3 years	Location:	Robbinsville, NJ

Home town:	Brooklyn
Current & past employers:	Merrill Lynch
Education:	Rider University

This borrower member posted the following loan description, which has not been verified:

Citibank just raised my rate on a balance I have with them that I would like to pay off. I originally used the card for some furniture and other items for my new condo. I have a six figure job and have never been late on a payment. I wanted to bypass the banks and try to get a better rate than what Citi is trying to charge me.

A credit bureau reported the following information about this borrower member on March 2, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	08/2001	Delinquent Amount:	$0.00
Open Credit Lines:	13	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	30	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$35,544.00	Public Records On File:	0
Revolving Line Utilization:	67.60%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
1. Do you use a monthly budget? 2. Do you have a set amount that you put into savings each month? 3. Are you paying more than the minimum on your card? How much more?	I save a lot in my 401k which I temporarily paused. My Variable expenses I limit with a budget and my fixed expenses are all manegable. As you can see I've never been late on a payment and I should get a fairly large tax return back and be able to eliminate these cards. I have two houses. One of which I rent so I am saving more than paying down older expenses and the only card I use regularly is my AMEX which I pay off every month. These were basically paying off a tuition bill and other expenses for the new place.
WHY AREN'T U ASKING FOR 4 MORE $ ?	I should be getting 15k+ Back from taxes and should be able to eliminate everything else on my own. This is all that they would let me sign up for some reason.
Merry Lynch though? what makes you think that your 6 figure job is going to be there tomorrow? wth the mess your company is in, I would say you're up for a wild ride my friend	my area is not as affected and we are actually still hiring.
What other outstanding debt do you have, to make 35k in revolving credit balance?	a line of credit at a lower rate that i used towards student loans and 4 my rental property. i have never missed a payment in my life on any loans or debts
Why not use the lower rate line of credit to pay this off?	It's only slightly lower and the revolving line as you can see reflects negatively on my credit. Plus the Line's Limit isn't high enough to take on all of this so the combination of me paying this portion plus my tax return should eliminate this one.

Member Payment Dependent Notes Series 381737

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381737	$3,000	$3,000	13.16%	1.00%	March 12, 2009	March 16, 2012	March 16, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381737. Member loan 381737 was requested on March 2, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$3,500 / month
Current employer:	The Hartford	Debt-to-income ratio:	17.86%
Length of employment:	6 years	Location:	SANFORD, FL

Home town:	New Britain
Current & past employers:	The Hartford, Liberty Mutual Insurance Group
Education:

This borrower member posted the following loan description, which has not been verified:

I have had a once and a lifetime chance to go to Paris for a convention for my religion (I am a Jehovah's Witness). It is something that only happens every few years and you have to be personally invited. Once there I go to a 4 day convention and meet people who are also of my religion from all over the world and get spiritual encouragement. We were only given 3 months to come up with $3500. I have paid some but there is no way I can come up with the difference. I had an unexpected hospital stay this week and I have to pay taxes this year.

A credit bureau reported the following information about this borrower member on March 2, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	03/2001	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	22	Months Since Last Delinquency:	37
Revolving Credit Balance:	$8,817.00	Public Records On File:	0
Revolving Line Utilization:	60.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What do you do at your current employer?	I am a workers compensation adjuster
I hope you have a wonderfull time, food is excellent	Thank you so much! I am so excited!!!

Member Payment Dependent Notes Series 381738

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381738	$16,000	$16,000	12.84%	1.00%	March 16, 2009	March 16, 2012	March 16, 2013	$8,475

                This series of Notes was issued upon closing and funding of member loan 381738. Member loan 381738 was requested on March 2, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$8,333 / month
Current employer:	Odyssey IS	Debt-to-income ratio:	19.26%
Length of employment:	1 year	Location:	Frisco, TX

Home town:
Current & past employers:	Odyssey IS, Capgemini, ATA Airlines
Education:	Indiana Institute of Technology

This borrower member posted the following loan description, which has not been verified:

I want to pay off my credit card faster by transferring it to a loan and closing the credit card.

A credit bureau reported the following information about this borrower member on March 2, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	10/1997	Delinquent Amount:	$0.00
Open Credit Lines:	14	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	48	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$26,711.00	Public Records On File:	0
Revolving Line Utilization:	41.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
you have $26K in revolving balance. this loan will only cover about half of it. How are you planning to cut them off if you won't be able to pay them off?	I am starting with one credit card. One step at a time, I guess.
Any chance you could verify your income with Lending Club? That would make your loan request more appealing from an investment standpoint... Thanks!	Yes, I am still waiting on my last paystub, but I am in the process. Should be no problem at all.

Member Payment Dependent Notes Series 381794

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381794	$6,950	$6,950	9.32%	1.00%	March 11, 2009	March 16, 2012	March 16, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381794. Member loan 381794 was requested on March 2, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$2,500 / month
Current employer:	RDMc Publishing	Debt-to-income ratio:	23.24%
Length of employment:	13 years	Location:	Fort Worth, TX

Home town:
Current & past employers:	RDMc Publishing, Living the Cross - Executive Director
Education:	Southwestern Baptist Theological Seminary

This borrower member posted the following loan description, which has not been verified:

I have owned and operated RDMc Publishing since 1996. We are a small business publishing company specializing in rare reprints. Our revenue-focus has been orders placed through the internet (this has contributed to 75% of sales). We are in the process of expanding our independent book retailers area. The capital will be used for inventory, publishing seminars, training, and updating equipment. More information about RDMc Publishing can be found at Dun and Bradstreet or at www.RDMcPublishing.com. I would be happy to provide any details needed. I have prepared a media kit that is available upon request. Please email me at richard@rdmcpublishing.com

A credit bureau reported the following information about this borrower member on March 2, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	11/1994	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	14	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$16,775.00	Public Records On File:	0
Revolving Line Utilization:	47.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
You said you take orders over the internet, can you please provide the link to your website?	www.rdmcpublishing.com

Member Payment Dependent Notes Series 381795

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381795	$15,000	$15,000	16.00%	1.00%	March 17, 2009	March 16, 2012	March 16, 2013	$4,850

                This series of Notes was issued upon closing and funding of member loan 381795. Member loan 381795 was requested on March 2, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,167 / month
Current employer:	General Motors	Debt-to-income ratio:	6.19%
Length of employment:	10 years 8 months	Location:	Buffalo, NY

Home town:
Current & past employers:	General Motors
Education:	Canisius College

This borrower member posted the following loan description, which has not been verified:

I need this loan to consolidate several high interest credit cards. I want to have one bill and completely pay them off in 3 years. Thankyou.

A credit bureau reported the following information about this borrower member on March 2, 2009:

Credit Score Range:	660-678	Accounts Now Delinquent:	0
Earliest Credit Line:	12/1998	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	9	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$11,819.00	Public Records On File:	0
Revolving Line Utilization:	75.80%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
So, General motors, eh? how stable is your job? I'm concerned about the vehicle industry in general	Type your answer here. Well, I have been working there for almost 11 years and I am planning to retire from GM. At the plant I work at over 60% of the workforce can retire today,so I should have job for a long time. My plant has received many awards on the quality of work we do so we should be good. The whole U.S. economy is unstable at this moment because of this credit crunch. GM should make a big rebound once the economy picks up because everyone needs cars. If for some reason GM fails and I lose my job, I am a licensed home inspector in the state of New York,so I would start up my own business. My mortgage is $230.00 a month which includes all taxes and insurance, I own two cars that are paid for. The only other debt I have are the credit cards I am trying to consolidate with this loan so I do not have a lot of debt. I am also never late on paying these bills . I hope this answered your question. Thank you very much for your support.

Member Payment Dependent Notes Series 381861

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381861	$5,000	$5,000	12.84%	1.00%	March 17, 2009	March 17, 2012	March 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381861. Member loan 381861 was requested on March 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$5,000 / month
Current employer:	usmc	Debt-to-income ratio:	13.00%
Length of employment:	20 years	Location:	grovetown, GA

Home town:	antioch
Current & past employers:	usmc
Education:	byu-idaho, Defense Language Institute, University of Phoenix-Online Campus

This borrower member posted the following loan description, which has not been verified:

Small business loan for a startup.

A credit bureau reported the following information about this borrower member on March 3, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	08/1998	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	37	Months Since Last Delinquency:	25
Revolving Credit Balance:	$5,878.00	Public Records On File:	0
Revolving Line Utilization:	52.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
what's the business about? and what makes you think you'll succeed in this sucky economy?	Type your answer here. It is an independant film about a very controversial subject. I should at least make enough back to cover the loan.
Are you staying on active duty?	That depends on if they want to keep me! haha
How will you distribute the film?	Type your answer here. Not sure yet, I will do a lot of internet advertising and other publicity campaigns. I will enter it in a lot of film festivals as well.
Will you please describe the film a bit more, as well as how you intend to distribute and market it?	Type your answer here. It's a mockumentary on religion which is a guarentee in this current political and social environment.

Member Payment Dependent Notes Series 381874

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381874	$18,000	$18,000	16.63%	1.00%	March 16, 2009	March 16, 2012	March 16, 2013	$10,350

                This series of Notes was issued upon closing and funding of member loan 381874. Member loan 381874 was requested on March 2, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$5,183 / month
Current employer:	Pinnacle West Capital / Arizona Public Service Company (APS)	Debt-to-income ratio:	22.98%
Length of employment:	4 months	Location:	Mesa, AZ

Home town:	St. Joseph
Current & past employers:	Pinnacle West Capital / Arizona Public Service Company (APS), Mesa Air Group
Education:	Collins College

This borrower member posted the following loan description, which has not been verified:

This loan is to consolidate all but one of my credit card debts and one personal loan I have. I have never been delinquent on any payments and have paid off quite a few things in the past such as school loans, car loans and so on. I have a current budget plan in place and am following it. Currently also put a bi-weekly deposit into savings as well as participate in a company funded 401(k). Made a couple stupid young mistakes but now got my head on straight with a good job for a company that everyone has to do business with. I am an IS Security Analyst II for APS in Arizona. We are the largest electric utility in AZ. Was a contractor for over 2 years with my current employer and was recently moved to permanent 4 months ago. Have worked in the same field for over 6 years. Looking to have all major debt paid down within 3 to 5 years.

A credit bureau reported the following information about this borrower member on March 2, 2009:

Credit Score Range:	660-678	Accounts Now Delinquent:	0
Earliest Credit Line:	11/2002	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	21	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$18,182.00	Public Records On File:	0
Revolving Line Utilization:	72.70%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
what makes you think your job is stable?	You can never be certain in times like we have today but I work for a very stable company which provides a service that over 1.1 million customers in the state of AZ need not including the electricty that is generated and sent to other states in the Southwest.

Member Payment Dependent Notes Series 381877

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381877	$5,000	$5,000	14.42%	1.00%	March 16, 2009	March 16, 2012	March 16, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381877. Member loan 381877 was requested on March 2, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,000 / month
Current employer:	Capstone Properties	Debt-to-income ratio:	13.50%
Length of employment:	4 months	Location:	Gainesville, FL

Home town:	Oaklawn
Current & past employers:	Capstone Properties, US Army
Education:	Santa Fe Community College at Gainesville

This borrower member posted the following loan description, which has not been verified:

I want to get this loan to keep build my credit rating by having an installment loan for the next three years. I took out a loan for $15000 in 2007 for flight school. Currently I owe about $7000 on that loan. My brother was a cosigner on that loan so I want to get rid of that ASAP which will get my brothers credit out of limbo. I have a boat a truck and a Honda civic all paid for. I just sold the boat for $3200 on Ebay and I will be selling my truck that I used to tow the boat since I have no need for that. I should get around $4000 for that since it is a 1999 Chevy Silverado. I just did my taxes and my refund is $2600. With this money I will pay off the rest of my flight school loan and start a savings fund for a down payment on a house. I make $13 an hour as a maintenance supervisor and I go to school full time. I was in the Army and I am currently in the National Guard. The guard pays 100% tuition and my GI Bill pays me $1300 a month to go to school. I have 3 credit cards two are around $300 and one is at $1000. I live with my girlfriend and we split the rent and cell phone bill. My bills for the month are around $800. With the money I will buy a motorcycle for under $10,000 and keep 1-2000 as another emergency fund. I already have $1000 set aside for emergencies. I figured it would be best to buy a motorcycle since insurance is cheap. My credit rating has been in the low 700's and I want it as close to 800 as possible. I rather keep an installment loan to reach that score so I can save money on a mortgage some day. I know investing in other people is a risk but I have paid off every loan early and never missed a payment on any of them. There will always be money available for a payment from my checking account.

A credit bureau reported the following information about this borrower member on March 2, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	12/2001	Delinquent Amount:	$0.00
Open Credit Lines:	4	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	10	Months Since Last Delinquency:	46
Revolving Credit Balance:	$2,109.00	Public Records On File:	0
Revolving Line Utilization:	42.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
can you provide the url for the boat sold on ebay?	http://cgi.ebay.com/ebaymotors/ws/eBayISAPI.dll?ViewItem&item=140303334623&sspagename=STRK%3AMESOX%3AIT&viewitem= I just copied and pasted that link and it worked fine.
also, you tell us it is risky to invest in people. what makes you so risky?	I ment that as a general statement about people not myself. I would not consider myself as a risky investment. My problem is I like to pay off loans early, which is not keeping installment loans on my credit report. I'm not going to be buying a house anytime soon or any other big purchase. That will leave me with only my credit cards reflecting on my credit report, which will not raise my score to where I want it to be for when I do buy a house. I contemplate every day if I should get this loan since I do not need it. The interest I will pay on this loan will save me on interest on a mortage later, so it's worth it.
how many year of school do you have left? Also your current usage on your cards is 42%(over 10% reduces score). Are you carrying balances or are those just monthly charges you pay off each month?	I'm in my first semster of college right now, so three and half more years. I was carrying balances but was able to pay off two of them this week, and I will pay off the third by the end of the month. I know if I waited a couple of months after my flight school loan is paid off this month, the apr on this loan would be a lot less.
What I don't get is the motorcycle. You have the Civic for transportation and a pilot's license / CAP affiliation for adrenalin.	Nice question, my only answer is, im in florida. I have my motorcycle license but no motorcycle since I sold my last one while I was in the Army. Seriously the loan is just to help build my credit. I have had numerous loans from around $5000 since I was 18 and my credit score is still in the low 700's. The only two negative things on my credit report is from a cell phone and a credit card, which neither one sent me a bill so I didn't know I owed them money at that time. As soon as I found out I payed them off that day.

Member Payment Dependent Notes Series 381987

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381987	$12,000	$12,000	13.16%	1.00%	March 17, 2009	March 17, 2012	March 17, 2013	$800

                This series of Notes was issued upon closing and funding of member loan 381987. Member loan 381987 was requested on March 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,833 / month
Current employer:	Paoli and Phoenixville Hospitals	Debt-to-income ratio:	14.07%
Length of employment:	5 years 7 months	Location:	Collegeville, PA

Home town:	Piscataway
Current & past employers:	Paoli and Phoenixville Hospitals, Paoli Hospital, Phoenixville Hospital
Education:	Saint Peters Medical Center School of nursing, Rutgers University at New Brunswick/Piscataway

This borrower member posted the following loan description, which has not been verified:

At the present time I have several credit cards with high interest. I need to consolidate my debt and pay off the credit cards as soon as possible and reduce my interest payment so I can pay more and take myself out of debt. I am a single mother with a 12 year old boy and own my own home. I am an emergency room nurse for 27 years. Being approved for a loan such as this will help stop those high interest payments and allow me to have some breathing room. Secondly I have some personal loan matters to clear up as well as repairs to my home I would like to make such as roof repairs. I appreciate this new avenue for lending. Thank you, sincerely tamarindo.

A credit bureau reported the following information about this borrower member on March 3, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	02/1993	Delinquent Amount:	$0.00
Open Credit Lines:	13	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	22	Months Since Last Delinquency:	33
Revolving Credit Balance:	$14,057.00	Public Records On File:	0
Revolving Line Utilization:	37.80%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Saludos a la companera Costarricense. can you expand on your personal loan matters you want to take care of? Why did you incur such levels of debt?	i got divorced from a 15 yr marriage and left with enough to buy a home and get started. I have owned my home in collegevile pa 3 1/2 ys . I am a nurse of 30 yrs i work the weekend program at paoli hospital so ican be home for my 12 yr old during the week. I did not take any support or alimony from my ex husband.Im just trying the best i can , and hopin for a break from the high rates on credit card. thank you
Do you own your home or do you still have a mortgage? What are the rates and the minimum monthly payments on your cards? Is the personal loan being charged interest? Is it through a friend? I admire your desire to be a full time mom to your son...the most important job you could have. I hope this loan will help improve your situation so you can continue to spend all the time you can with him.	yes own my home i have a 6 percent mortgage my monthly payment is 1400 month (but i have chosen to do the accelerated plan , paying off interest , my payments are really 1300 /month but i choose the 14oo month.I have a card thru 'old wachovia' and since the promotion is over i am up to 28.7 percent . My last payment was 250 dollars, which with the interest paid , i am hardly making a dent in anything. Thank you for being so kind and understanding about 'motherhood' it is very important to me also. I really am trying the best i can i have never missed a payment on anything, i am managing to pay my bills, unlike most others who cannot. I left with nothing when i got divorced , enough to put 50,000 on my house and buy some appliances..doesnt go very far.i hope this helps you , in the trust you need to help me. sincerley sherri mest
Any chance you could verify your income and employment with Lending Club? That would make your loan application more appealing from an investment standpoint.	i am employed at paoli hospital ,paoli pennsylvania ,as an er nurse and i also am employed and phoenixville hospita also as an er nurse my annual salary is 50 - 60 thousand yr any questions feel free to contact me on my cell 610 256 8385 i appreciate your help sherri mest

Member Payment Dependent Notes Series 381989

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
381989	$3,000	$3,000	14.11%	1.00%	March 11, 2009	March 17, 2012	March 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 381989. Member loan 381989 was requested on March 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$6,250 / month
Current employer:	Aetna	Debt-to-income ratio:	21.01%
Length of employment:	8 years 8 months	Location:	DALLAS, TX

Home town:
Current & past employers:	Aetna
Education:

This borrower member posted the following loan description, which has not been verified:

home improvements

A credit bureau reported the following information about this borrower member on March 3, 2009:

Credit Score Range:	660-678	Accounts Now Delinquent:	0
Earliest Credit Line:	05/1992	Delinquent Amount:	$0.00
Open Credit Lines:	16	Delinquencies (Last 2 yrs):	1
Total Credit Lines:	48	Months Since Last Delinquency:	22
Revolving Credit Balance:	$10,025.00	Public Records On File:	0
Revolving Line Utilization:	57.80%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What kind of home improvements?	Repainting most of the walls, replacing much of the trim and sanding/painting kitchen cabinets. Entire property was redone about 6 years ago and is in good shape but needs some minor updates at this point.
also, please expand on why you have a delinquency a couple of years ago, thanks	I was struggling with some unexpected expenses, including medical bills. I paid off in increments as I was able and then paid off the full amount as soon as I possibly could.
Why so many open credit lines? 16 is alot of potential debt.	Yes, I have a lot of open credit lines. Over the past ~4 years I have been aggressively paying down the highest several credit cards and expect to have them completely paid off in the next 12-18 months. At that time they will all be closed by me, except for one emergency card.

Member Payment Dependent Notes Series 382001

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382001	$8,000	$8,000	12.21%	1.00%	March 16, 2009	March 21, 2012	March 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382001. Member loan 382001 was requested on March 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$1,667 / month
Current employer:	Self Employed	Debt-to-income ratio:	0.00%
Length of employment:	4 years 3 months	Location:	Truckee, CA

Home town:	San Diego
Current & past employers:	Self Employed, SRI Hosting, Adicio, System4, University of San Diego
Education:	University of San Diego, American School Foundation

This borrower member posted the following loan description, which has not been verified:

I'm working on getting out of debt, and it would be really nice to have a lower interest rate than what I'm currently paying. I am a self-employed web programmer/martial arts instructor working on a start-up business as well. My expenses are very low, and I have been steadily paying off my debt for a year now. The faster I can get it paid off the more comfortable I will feel however, and a low interest loan would do me a world of good. The loan would go 100% toward eliminating my outstanding debt, so that I can worry less about the >15% I'm currently paying and work more on growing my business. My total outstanding debt is $8400.00, $400.00 of which I'll be paying off this month. Any help would be greatly appreciated. Thank you, gabe.

A credit bureau reported the following information about this borrower member on March 3, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	11/1997	Delinquent Amount:	$0.00
Open Credit Lines:	3	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	6	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$7,405.00	Public Records On File:	0
Revolving Line Utilization:	18.50%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Can you detail your monthly expenses versus your income?	Monthly Income: ~1600.00 (As I am self employed, this varies from month to month, but this is an average based on my total income from last year) Monthly Expenses: Rent: 450.00 Utilities: ~200.00 (Gas/Elect/Water) (this varies w/the seasons, in the winter it's higher ~300 and in the summer it is lower ~100.00 Cellphone: 70.00 Food: 400.00 ~this includes the *occaisional* dinner out/or beer with friends. Current Credit Card Payment: 290 Misc: 150.00 Remainder - Into savings, or toward credit card payment.
What is your start-up business? How do you keep your expenses so low? What incited your decision to pay off debts?	My startup is a craigslist like platform geared toward university and college students. It is in it's very early stages @ http://u-market.com/ I came out of college debt free, and enjoyed the feeling. After leaving my over-stressed, over-time dot com job, I got a little carried away trying to maintain my old standard of living w/out the income from that job. Credit card to the rescue, which eventually got me into trouble. About a year and a half ago, I realized I was in a lot of trouble, and drastically changed the way I live my life. My primary goal right now is to be debt free again, and so I have reduced my expenses by finding a roommate, eating at home around 90% of the time, getting rid of my car, and doing away with almost all of my extraneous expenditures. I live a very simple life now, which I quite enjoy, and work with my own client base, as well as on my startup project. I also teach and train Aikido, a martial art that I love. Thanks for asking the question! gabe.

Member Payment Dependent Notes Series 382029

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382029	$16,000	$16,000	11.89%	1.00%	March 17, 2009	March 17, 2012	March 17, 2013	$800

                This series of Notes was issued upon closing and funding of member loan 382029. Member loan 382029 was requested on March 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$6,250 / month
Current employer:	Self-employed	Debt-to-income ratio:	3.06%
Length of employment:	2 years	Location:	rancho cordova, CA

Home town:	yuba city
Current & past employers:	Self-employed, self
Education:	California State University-Sacramento (CSUS)

This borrower member posted the following loan description, which has not been verified:

borrowing money to pay off some expenses

A credit bureau reported the following information about this borrower member on March 3, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	11/1998	Delinquent Amount:	$0.00
Open Credit Lines:	20	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	34	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$4,498.00	Public Records On File:	0
Revolving Line Utilization:	5.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Can you provide more description of what the funds will be used for. You haven't provided your place of employment. Can you at least provide your title and market sector.	I operate/owner of a small business in community services. I provide clientele with independent tutors, interpreters, and dependent care contractors. I am also a strong health care interpreter and advocate for my community. I do need money to cover unexpected personal medical expenses incurred and for my kid's health care coverage. My son has just been diagnosed with some vision problems. I may have not been specific, but I can use extra capital for my small business operations.

Member Payment Dependent Notes Series 382043

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382043	$20,000	$20,000	15.05%	1.00%	March 17, 2009	March 17, 2012	March 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382043. Member loan 382043 was requested on March 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$5,450 / month
Current employer:	Kwajalein Range Services	Debt-to-income ratio:	9.76%
Length of employment:	4 years	Location:	Colorado Springs, CO

Home town:	Longview
Current & past employers:	Kwajalein Range Services, BD Systems
Education:	Baker College

This borrower member posted the following loan description, which has not been verified:

Loan to repair home from damages and initiate legal actions against parties responsible for the damages.

A credit bureau reported the following information about this borrower member on March 3, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	07/1997	Delinquent Amount:	$0.00
Open Credit Lines:	10	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	28	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$0.00	Public Records On File:	0
Revolving Line Utilization:	0.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Please elaborate on the damages. What was damaged? Who are you suing? If you have a valid case you should be able to find a decent attorney on a low retainer. Things like this take a long time to resolve. Best of luck!	I live overseas working in support of our troops. I hired a property management company to care for my residence while I was away and they did not flush the water pipes, winterize the home, or keep the heat on at all. As a result about 89000 gallons of water dumped into my house. I have already invested a majority of my savings ($14000+) into getting an attorney and begining repairs. I need about $20000 more to continue and finish the project.
I am sorry about the flooding of your home. Sounds like you've been doing contract work. Do you work on Kwaj and did you work on Johnston Island too? If you did/do, I know you will be able to make the payments. I used to work on JI.	Thanks for understanding, luckily I have some family and friends that are helping me with getting things fixed. I do indeed work on Kwaj I have been here for two and a half years and have enjoyed it so far. It truly is a beautiful place to live and work. I never worked on Johnston, but a few of the people I work with used to be there.
I do understand your situation because I worked on JI for 5 years and didn't get home too much. I just set up my account today and it will probably take longer to fund my account in order to help you. I'm still not sure how this all works, but if you still need more funds by the time I get my account all set up, I will be more than happy to help. JI and Kwaj - all just as close as family. Mahalo.	JI and Kwaj - all just as close as family. That is one of the nice things about this place having a Kwaj family! Thanks for your support!
If I can get my funds transferred within the next 4 days, I'll get you the rest you need. I'm just not sure how fast everything will get transferred. I'm sure there are people on Kwaj that used to work on JI that know me and know the person I am. If you have any questions for me, you can mail me at synergy01@live.com. Best wishes.	Thanks so much, it means a lot to me for the help! Thanks Chris

Member Payment Dependent Notes Series 382081

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382081	$9,000	$9,000	9.63%	1.00%	March 13, 2009	March 17, 2012	March 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382081. Member loan 382081 was requested on March 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$5,417 / month
Current employer:	Louisiana State University	Debt-to-income ratio:	22.45%
Length of employment:	4 years 3 months	Location:	St Francisville, LA

Home town:	Wilkensburg
Current & past employers:	Louisiana State University, La Porte Independent School District, Texas City Independent School District, Goose Creek Independent School District, Cypress Fairbanks Independent School District
Education:	Louisiana State University and Agricultural & Mechanical College (LSU), Stephen F Austin State University, Lee Junior College, University of St Thomas of Houston

This borrower member posted the following loan description, which has not been verified:

I am about to have my first child and I have credit card debt that I wish to consolidate. I am tired of paying high interest rates. I am not late on my payments but I have too many credit cards that I cannot seem to get ahead.

A credit bureau reported the following information about this borrower member on March 3, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	03/1990	Delinquent Amount:	$0.00
Open Credit Lines:	16	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	54	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$32,820.00	Public Records On File:	0
Revolving Line Utilization:	73.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
1. Your debt seems very high. What are your plans to reduce your debt load, or to keep it from increasing? 2. What are the balances, rates, and monthly payments of the cards you plan on consolidating	I plan to pay off*
Can you share with us the balances, rates, and minimum monthly payments on the cards that you'll be paying off with this loan? What are your job responsibilities at LSU? Congrats on the new baby!	$4,965--18%--$98.00 $2,180--28%---$77.00 apply $1855 to a balance of $3211--11.33%---$57.00 I director a 1.4 million dollar state contract through to train public educators in positive behavior support. Thank you for the well wishes on the baby.
The questions were: What are your balances, rates, and monthly payments? And, to clarify the first question, you're revolving balance is nearly 33k, yet you are borrowing only 9k. What is the rest of that balance?	I answered question #1..please view my balances, min due, and rates. The rest is credit card debt and I was reluctant to ask for more because of rejection. Should I ask for more?
Are your other credit cards significantly up above the interest rate Lending Club is offering you? If so with your good credit and low mortgage ratio I would encourage you to seek more help here in getting out from under the credit card companies.	2 are and the some are not $4,965--18%--$98.00 $2,180--28%---$77.00 apply $1855 to a balance of $3211--11.33%---$57.00 I have one credit card that is 1% and another a 2.25% both of these were negotiated by me at least 3-4 years ago. These are fixed until paid off. I only owe about 7,000 combined on those two. I do not pay the mortgage. I appreciate your advice. Can I apply again after this is one is funded?
Your application may be confusing because of the way Lending Club collects information about renting or owning. You say you do not pay the mortgage. Does this mean you live rent-free with a relative? Or that a partner/spouse pays the mortgage where you live? Or something else?	My husband pays the mortgage.

Member Payment Dependent Notes Series 382085

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382085	$15,000	$15,000	14.42%	1.00%	March 17, 2009	March 17, 2012	March 17, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382085. Member loan 382085 was requested on March 3, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$6,000 / month
Current employer:	Kingston City Schools Consolidated	Debt-to-income ratio:	12.25%
Length of employment:	9 years 7 months	Location:	Stone Ridge, NY

Home town:	Stone Ridge
Current & past employers:	Kingston City Schools Consolidated
Education:	SUNY New Paltz

This borrower member posted the following loan description, which has not been verified:

My wife and I just finished building our new home. In the process, we had to put in an unexpected water system, dig a much deeper well, fire a plumber who ran off with some of our money, and in general missed our budget by about $15,000. At this time we are at the maximum of our loan value for the house and land, especially since we're not in the greatest of markets at this time. We want to use the money to pay off a couple of our credit cards we ran up somewhat and finish paying off our builder.

A credit bureau reported the following information about this borrower member on March 3, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	08/1994	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	31	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$35,761.00	Public Records On File:	0
Revolving Line Utilization:	92.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
what do you do at Kingston City Schools Consolidated?	I am a sixth grade teacher at Miller Middle School.
Does your wife earn any income not documented above? If so, how much? There is no budget references above. How much does your household typically have at end of each month after paying all bills? How long do you intend to carry this loan?	My wife earns about $33000 a year as an administrative assistant. Typically we have somewhere between $600-$800 left after paying bills. We intend to carry the loan for a max. of the 3 year term.

Member Payment Dependent Notes Series 382086

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382086	$4,000	$4,000	12.84%	1.00%	March 16, 2009	March 18, 2012	March 18, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382086. Member loan 382086 was requested on March 4, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$1,500 / month
Current employer:	Kansas State University	Debt-to-income ratio:	9.73%
Length of employment:	6 years	Location:	Manhattan, KS

Home town:	Iowa City
Current & past employers:	Kansas State University, Meadowlark Hills, On the Border, Brinker Intl.
Education:	Kansas State University

This borrower member posted the following loan description, which has not been verified:

I have a very small amount of credit card debt I would like to pay off. I also need to pay the tuition for my classes this semester so I can graduate in May. I am entertaining several job offers right now for when I graduate that will be starting in June- and the expected salary will be between 40-50 k, so I will have no trouble paying off a loan. I also am moving in with my mom, so the only expense I will have is paying off my loan.

A credit bureau reported the following information about this borrower member on March 4, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	08/2004	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	8	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$13.00	Public Records On File:	0
Revolving Line Utilization:	1.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What type of jobs are you applying for? How long do you anticipate living with your mom? Thanks!	I am planning on living with my mom for at least a year. I would like to pay off my loans before I get my own place. I am applying for management jobs. My major is hotel and restaurant management but I also have a major in Spanish, and minors in business and latin american studies. So I am applying for jobs with catering corporations, restaurant chains, hotels, etc. all in the upper level management fields. I have already been offered jobs with Jason's Deli, Aramark and Sodexho (foodservice managment companies).
Oh - forgot to ask - how much is your tuition? (i.e. How much of the loan will go to pay for the tuition?)	About 500 is going to pay off my credit card debt and the rest would go to tuition. I am taking a pretty hefty class load in order to graduate in May. I can't wait to get out of school and start working :)
Happy Fake Patrick's Day from Ft. Riley. I just contributed to your loan. Best of luck.	Thanks Darren! Hope life is great for you at Ft. Riley. Go KState!
Have you been formally or informally offered jobs? Do you expect to accept a job offer this week or plan on shopping around for a preferred offer? If you accept a job soon, please post offered wages.	As of right now I have 2 formal job offers. I have been offered jobs with Jasons Deli (42k) and Aramark (47k). I also have been offered informal jobs with Brinker Intl (I formerly did an internship with them 2 summer ago) and Sodexho (42k). So I have 2 formal job offers at the moment and have one month to accept. I am anticipating accepting with Aramark early next week, as they have the best benefits and salary offer. Please let me know if you have any further questions.
sounds to me like a degree either in management or business administration.. if you don't mind me asking bachelors or associates degree. thanks alot and good luck :)	I am earning a B.S. in Hotel and Restaurant Management with a minor in Business Administration. I also have a secondary major in Spanish. Thanks!

Member Payment Dependent Notes Series 382259

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382259	$6,500	$6,500	9.63%	1.00%	March 12, 2009	March 18, 2012	March 18, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382259. Member loan 382259 was requested on March 4, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	n/a	Gross income:	$2,666 / month
Current employer:	American Energy	Debt-to-income ratio:	3.75%
Length of employment:	3 months	Location:	COLORADO SPRINGS, CO

Home town:	Tyler
Current & past employers:	American Energy, Garland ISD
Education:	The University of Texas at Tyler

This borrower member posted the following loan description, which has not been verified:

School expenses for a technical college that doesn't accept financial aid from outside sources

A credit bureau reported the following information about this borrower member on March 4, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	09/1999	Delinquent Amount:	$0.00
Open Credit Lines:	5	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	12	Months Since Last Delinquency:	60
Revolving Credit Balance:	$883.00	Public Records On File:	0
Revolving Line Utilization:	13.80%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Please contact LendingClub.com to confirm your Gross Monthly Income. They will supply you with a FAX number to confirm your monthly income. What is the name of the technical college? What is your home ownership status?	It is the College of International Esthetics. I already have a BA from The University of Texas. I would like to gain this extra skill set in order to further my career & possibly start my own business. I am currently renting.

Member Payment Dependent Notes Series 382314

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382314	$5,200	$5,200	12.53%	1.00%	March 16, 2009	March 18, 2012	March 18, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382314. Member loan 382314 was requested on March 4, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,208 / month
Current employer:	Protiviti	Debt-to-income ratio:	9.17%
Length of employment:	3 years 5 months	Location:	Chicago, IL

Home town:	Cleveland
Current & past employers:	Protiviti
Education:	Loyola College in Maryland

This borrower member posted the following loan description, which has not been verified:

I racked up credit card debt during one reckless year when I moved to Chicago. I would now like to take responsibility and pay it off completely. My husband has added the incentive of a puppy if I do so (so I could have titled this "I would like a puppy"). More importantly, though, I would like to prove to him, as well as to myself, that I can take control of my finances. I will appreciate any assistance that is offered and will take the obligation very seriously. Thank you!

A credit bureau reported the following information about this borrower member on March 4, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	10/1998	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	21	Months Since Last Delinquency:	31
Revolving Credit Balance:	$5,229.00	Public Records On File:	0
Revolving Line Utilization:	15.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Sounds like a good plan. A couple of questions: 1) What is the interest rate on your credit debt right now? 2) Can you verify your income/employment with Lending Club? I think you need to contact them and ask for a fax number to send a paystub or some other proof of income. It would make your loan more attractive from an investment standpoint. Thanks!	Hi Aaronwolf, I will get back to you on the interest rate for my credit debt - I need to confirm, but I know it is more than 12%. As for income/employment verification, I faxed paystubs to the Credit department at Lending Club yesterday. Thank you, Bridget
Will your husband bail you out if you default on this loan? Is the income listed yours, his, or both of yours? What kind of puppy do you want?	Hi yak1, My husband is contributing to this loan, so I think there would be personal consequences if I default on it. The income listed is mine. As for the puppy, I'm not sure yet, I think I would like a bigger dog but I don't think it's fair since we live in the city. I want to adopt one from PAWS Chicago, I know that much at least. I'll keep you posted :) Thank you, Bridget
Hey Bridget, you sound like a great candidate for a loan and the right credit goals. Good luck! As far as a dog, consider a Papillon. They are a very small dog, in the top ten smartest breeds, can be trained to a litter box and will make a great watch dog, as they don't know they are small. Best regards, Jerry	Thanks for the info Jerry!

Member Payment Dependent Notes Series 382406

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382406	$1,500	$1,500	12.84%	1.00%	March 16, 2009	March 19, 2012	March 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382406. Member loan 382406 was requested on March 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	OWN	Gross income:	$5,100 / month
Current employer:	Halliburton Energy Services	Debt-to-income ratio:	17.65%
Length of employment:	4 years	Location:	LA PLACE, LA

Home town:	Memphis
Current & past employers:	Halliburton Energy Services
Education:

This borrower member posted the following loan description, which has not been verified:

Buying parts and restoring a 1957 Chevy

A credit bureau reported the following information about this borrower member on March 5, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	05/2002	Delinquent Amount:	$0.00
Open Credit Lines:	10	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	16	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$13,140.00	Public Records On File:	0
Revolving Line Utilization:	55.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What is your experience with vehicle mechanics and restoration? Do you plan on selling the vehicle after it's reconditioned? Do you own/lease any other vehicles?	My family and I have restored vehicles all of our lives. That is our hobby. No, It's my grandfathers old vehicle. We are keeping it in the family.

Member Payment Dependent Notes Series 382547

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382547	$6,000	$6,000	9.32%	1.00%	March 13, 2009	March 19, 2012	March 19, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382547. Member loan 382547 was requested on March 5, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,042 / month
Current employer:	P.M.A.M.	Debt-to-income ratio:	4.08%
Length of employment:	1 year 5 months	Location:	Gaithersburg, MD

Home town:	Gaithersburg
Current & past employers:	P.M.A.M.
Education:	University of Maryland-College Park

This borrower member posted the following loan description, which has not been verified:

I am a 25 year old hoping to get a loan for a used motorcycle. I sold my previous motorcycle last fall and have been regretting it ever since! I would love to get back on the road on two wheels now that Spring is almost here and I hope with your help it will be possible. I am financially responsible as you can see by my loan grade. My previous motorcycle was also financed and I never missed or was late on payments. That loan had been paid in full a month before I sold the bike. Here is a breakdown of my income and expenses to get a better idea of what you are investing in: NET monthly income: $2,800 Expenses- Rent- $800 (utilities included) Student loan- $120 Car Insurance - $80 Cell phone - $40 Food - $200 Gas - $150 Entertainment - $150 Leftover- $1,260 If you are looking for a secure investment, this is it. Please help me get back on 2 wheels and you will see a nice return on your money as a result! Thanks for reading!

A credit bureau reported the following information about this borrower member on March 5, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	04/1999	Delinquent Amount:	$0.00
Open Credit Lines:	7	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	20	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$4,014.00	Public Records On File:	0
Revolving Line Utilization:	25.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
You don't need to go into specifics but what makes up your $4000 revolving credit balance? Is it your student loan balance?	No, the balance is shared by two credit cards. I plan on paying them off completely by the end of the year. Thanks.
Thank you for breaking down your expenses.	absolutely. thanks for your contribution.

Member Payment Dependent Notes Series 382649

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382649	$3,000	$3,000	12.84%	1.00%	March 13, 2009	March 20, 2012	March 20, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382649. Member loan 382649 was requested on March 6, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$8,333 / month
Current employer:	retired	Debt-to-income ratio:	18.58%
Length of employment:	n/a	Location:	pennsgrove, NJ

Home town:
Current & past employers:	retired, Department of Education (ED)
Education:	Rowan University

This borrower member posted the following loan description, which has not been verified:

I would like to pay off a few higher interest loans. Thank you.

A credit bureau reported the following information about this borrower member on March 6, 2009:

Credit Score Range:	679-713	Accounts Now Delinquent:	0
Earliest Credit Line:	02/1989	Delinquent Amount:	$0.00
Open Credit Lines:	11	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	28	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$71,161.00	Public Records On File:	0
Revolving Line Utilization:	60.00%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Your loan is for $3K however you are showing 71K in revolving credit balances. How much is 3K going to make a dent and can you verify your monthly income with lending club since your employment is listed as retired.	Type your answer here. It is to reduce an unexpected dental surgery that I had to make payment arrangements for as my insurance did not cover the cost of 4,000. I have rental properties and investments (I lost a lot in the present economy). I paid cash for 1 property 4 years ago using revolving credit. I am returning to work part-time. Thanks
What are the sources of your retirement income? What are the balances and payments for your mortgage and revolving credit accounts?	I have a NJ pension (over 30 years working) and have 3 investment properties and my other investment income. I am going back to work part time as I have lost a bit in the market. I paid cash for my last property. Thank you.

Member Payment Dependent Notes Series 382680

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382680	$1,500	$1,500	8.00%	1.00%	March 16, 2009	March 24, 2012	March 24, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382680. Member loan 382680 was requested on March 10, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,070 / month
Current employer:	Medical Solutions of Arkansas, LLC.	Debt-to-income ratio:	14.73%
Length of employment:	2 years 1 month	Location:	Jonesboro, AR

Home town:	Honolulu
Current & past employers:	Medical Solutions of Arkansas, LLC.
Education:	Arkansas State University-Main Campus

This borrower member posted the following loan description, which has not been verified:

Personal loan

A credit bureau reported the following information about this borrower member on March 6, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	09/1999	Delinquent Amount:	$0.00
Open Credit Lines:	8	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	17	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$2,130.00	Public Records On File:	0
Revolving Line Utilization:	12.30%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	4

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
1.PLEASE DESCRIBE YOUR JOB RESPONCIBILITIES AT YOUR WORK. 2. THE PURPOSE FOR THE LOAN THANK YOU. DRW	I work in the billing department for a medical supply company, I deal mostly with Medicare. My house as broken into in January, so I need to recoup from that. Also, we were hit with a real bad ice storm and I have a few repairs to make. Thanks!! Tabitha

Member Payment Dependent Notes Series 382694

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382694	$16,000	$16,000	9.63%	1.00%	March 16, 2009	March 20, 2012	March 20, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382694. Member loan 382694 was requested on March 6, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$37,500 / month
Current employer:	Kaiser Permanente	Debt-to-income ratio:	9.66%
Length of employment:	2 years 6 months	Location:	San Marino, CA

Home town:	Walnut Creek
Current & past employers:	Kaiser Permanente
Education:	University of Michigan, University of Pennsylvania, Harvard University

This borrower member posted the following loan description, which has not been verified:

I am undertaking a fairly large home improvement project: add a master suite, 2 bathrooms, and expand the family room. The total cost of this project is about $200K. I am putting in $175K of my own funds. The current value of the home is $1.2M. Like many people these days, I don't have much equity in my home from which to borrow. I have been having trouble borrowing from traditional financial institutions. I hope Lending Club can help. I have been continuously employed in the same profession since finishing graduate school 16 years ago. Monthly income is over $35,000. Monthly mortgage payment $6500. Monthly auto payment $592. Other monthly debt payment $2000.

A credit bureau reported the following information about this borrower member on March 6, 2009:

Credit Score Range:	750-779	Accounts Now Delinquent:	0
Earliest Credit Line:	08/1990	Delinquent Amount:	$0.00
Open Credit Lines:	17	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	33	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$255,805.00	Public Records On File:	0
Revolving Line Utilization:	20.50%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Why not put that $175K toward the $1/4 million in revolving debt instead of taking on more debt with such a large project???	The home is currently too small for my wife and children. As the kids grow older, we really need the extra space. We could try to wait out the current credit freeze, and do the home improvement in the future. But who knows when the lending environment will get back to normal. As far as the revolving debt, most of that is a HELOC, not credit cards. We currently have no problems with our debt payments, and can comfortably take on more debt. We just can't find a lender that is offering a reasonable rate. Thanks for your question.
Have you sent in anything to verify your income with LendingClub so they can indicate to us that they have verified? Also, what are your responsibilities at Kaiser? Thanks	Lending Club contacted me today, requesting W2 from 2008, and a recent paystub. Both of these were faxed to them.
Can you explain the 2 inquiries in the past 6 months?	One was a HELOC with Union Bank of CA. The other was an unsecured loan with Wells Fargo. I did not take the Wells Fargo loan, because the interest rate was >15%.
How many square feet will you be adding to your house? 200K is a significant home addition.	1200 sq ft
Says lenght of employment is 2.5 years from lending club, but you state you've been there 16 years. Can you explain?	I've been with my current company for 2.5 years, but I have been employed in my profession (with other employers) for 16 consecutive years.

Member Payment Dependent Notes Series 382764

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382764	$2,100	$2,100	14.11%	1.00%	March 17, 2009	March 26, 2012	March 26, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382764. Member loan 382764 was requested on March 12, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	OWN	Gross income:	$1,833 / month
Current employer:	Ayhans Shish Kebab	Debt-to-income ratio:	0.00%
Length of employment:	6 years	Location:	Bethpage, NY

Home town:	Rockville Centre
Current & past employers:	Ayhans Shish Kebab
Education:	Hofstra University, Heritage Flight Academy - Private Pilot

This borrower member posted the following loan description, which has not been verified:

Purchase of 17' Crabbing boat for the summer.

A credit bureau reported the following information about this borrower member on March 12, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	10/2006	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	9	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$312.00	Public Records On File:	0
Revolving Line Utilization:	4.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	3

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Hi fellow Knight! What are you planning to do with the boat, and will you be able to pay for the loan if the business does not work out?	The boat is going to be used recreationally for crabbing. I am a part time waiter and full time student to support the loan. I will be graduating into a career as an educator upon the completion of my final three semesters at Hofstra University. Most teachers in the Long Island area see starting salaries of 45-$60,000.

Member Payment Dependent Notes Series 382766

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382766	$3,400	$3,400	13.16%	1.00%	March 12, 2009	March 21, 2012	March 21, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382766. Member loan 382766 was requested on March 7, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	OWN	Gross income:	$2,648 / month
Current employer:	USAF	Debt-to-income ratio:	9.67%
Length of employment:	3 years 11 months	Location:	TOLLAND, CT

Home town:	Vernon
Current & past employers:	USAF, Frank-Lin Pizza & Giant Grinders, Journal Inquirer
Education:	Manchester Community College, Defense Language Institute, American Military University, Community College of the Air Force (CCAF), United States Air Force Academy (USAFA)

This borrower member posted the following loan description, which has not been verified:

I am looking to pay off some credit card bills following a car accident and paying one loan instead of the several cards would be easier. Additionally, I will be purchasing the Korean Won at a favorable exchange rate as an investment.

A credit bureau reported the following information about this borrower member on March 7, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	09/2005	Delinquent Amount:	$0.00
Open Credit Lines:	5	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	7	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$3,967.00	Public Records On File:	0
Revolving Line Utilization:	48.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
are you about to get out of te service? If yes, what is your job prospect after the service?	No, I will be staying in for at least another 3 years and plan on reenlisting after that. However, if I get out, I will most likely have a job awaiting at the State Dept or National Security Agency.
What is your paygrade? Single income or dual income household? Thank you.	I am an E-4, single, however I have extra income based on certain training I have and on my current living situation. I can't discuss those, but it amounts to an extra $650/mo, in addition to BAS and BAH for food and housing.
What return on your investment do you foresee making?	The Won is currently very weak, so the investment return will simply depend on how soon I exchange for the dollar. Currently, the Won is about half the best value it was in recent years and about 1/3 the value it was before the current fiscal crisis. It depends namely upon how soon the Korean economy turns around (being the 11th strongest economy in the world, it won't be far behind China and the US when it picks up). Personally, I'll probably exchange when I see about 30% profit.

Member Payment Dependent Notes Series 382913

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382913	$3,200	$3,200	8.00%	1.00%	March 12, 2009	March 22, 2012	March 22, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382913. Member loan 382913 was requested on March 8, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$6,250 / month
Current employer:	Sophos	Debt-to-income ratio:	5.79%
Length of employment:	3 months	Location:	Tewksbury, MA

Home town:	Worcester
Current & past employers:	Sophos
Education:	University of Massachusetts-Dartmouth

This borrower member posted the following loan description, which has not been verified:

This is my first time trying Lending Club. I am sick of dealing with my CC companies and would like to payoff my CC debt and stop doing business with any and all CC companies. I have stable income and have had no trouble paying my debts. I'm just sick of the ever changing terms of the CC industry and want to move my debt to a better location!

A credit bureau reported the following information about this borrower member on March 8, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	01/1996	Delinquent Amount:	$0.00
Open Credit Lines:	9	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	19	Months Since Last Delinquency:	50
Revolving Credit Balance:	$4,000.00	Public Records On File:	1
Revolving Line Utilization:	11.00%	Months Since Last Record:	58
Inquiries in the Last 6 Months:	0

Member Payment Dependent Notes Series 382965

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
382965	$2,000	$2,000	15.05%	1.00%	March 13, 2009	March 24, 2012	March 24, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 382965. Member loan 382965 was requested on March 10, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,167 / month
Current employer:	Southwest Airlines	Debt-to-income ratio:	22.99%
Length of employment:	13 years 5 months	Location:	RANCHO SANTA MARGARITA, CA

Home town:	Bellflower
Current & past employers:	Southwest Airlines, CVS Caremark Corp.
Education:	Santa Monica College

This borrower member posted the following loan description, which has not been verified:

To Whom this may concern, On Jan. 9th I had an outpatient procedure to fix a problem with my toes, and was off work for longer than expected. As a result I'm a little behind on getting paid and paying my medical bills. I'm back to work, and working twice the hours that I normally do to make up for the lost time. Unfortunately I won't see the pay off until my May 20th. paycheck. I'm requesting this loan to help me pay off my bills until I get back where I need to be financially, which will be in a couple of months. Although I requested this loan for a one year term, I plan to pay off the complete balance by September 2009. Thank you so much... Sincerely, Ada Fuentes

A credit bureau reported the following information about this borrower member on March 10, 2009:

Credit Score Range:	660-678	Accounts Now Delinquent:	0
Earliest Credit Line:	06/1998	Delinquent Amount:	$0.00
Open Credit Lines:	4	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	8	Months Since Last Delinquency:	67
Revolving Credit Balance:	$6,712.00	Public Records On File:	0
Revolving Line Utilization:	64.50%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	2

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What is your job at the airline? Will you be able to get the additional hours you need to get back on your feet (so to speak)?	Type your answer here.I am a flight attendant, and yes there are several extra trips to be picked up from other flight attendants, which is what I've been doing. My normal schedule is 3days on 4 days off. I'm now working 6 days a week. I've doubled my work schedule until I catch up on my bills.

Member Payment Dependent Notes Series 383163

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
383163	$2,600	$2,600	14.74%	1.00%	March 11, 2009	March 23, 2012	March 23, 2013	$2,000

                This series of Notes was issued upon closing and funding of member loan 383163. Member loan 383163 was requested on March 9, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$2,583 / month
Current employer:	Children's Scholarship Fund	Debt-to-income ratio:	5.30%
Length of employment:	1 year 5 months	Location:	PHILADELPHIA, PA

Home town:	Saint Paul
Current & past employers:	Children's Scholarship Fund, Pennsylvania MENTOR, Comcast Corporation, CBS Corporation
Education:	Temple University, Community College of Philadelphia, Saint Joseph's University, Camden County College

This borrower member posted the following loan description, which has not been verified:

My two remaining courses (6 credits) for my undergraduate degree are not covered by Federal Stafford Loans. I'm an independent, full-time student in my senior year at Temple University. I also work full-time as an administrative assistant at a nonprofit charity organization to support myself financially. Unfortunately, I do not have additional reserves, as my currently salary covers my rent, bills, textbooks and fees. The academic loan that I am requesting is the official tuition amount that Temple's financial services office informed me of today. Having this loan would allow me to graduate on time in August 2009, which is a personal and professional accomplishment, and a commitment that I made to myself 6 years ago.

A credit bureau reported the following information about this borrower member on March 2, 2009:

Credit Score Range:	660-678	Accounts Now Delinquent:	0
Earliest Credit Line:	09/2001	Delinquent Amount:	$0.00
Open Credit Lines:	21	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	24	Months Since Last Delinquency:	60
Revolving Credit Balance:	$4,620.00	Public Records On File:	0
Revolving Line Utilization:	64.20%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What profession are you going into after school?	I work for a nonprofit charity that I'm intending to stay with because I believe in its mission and there is definite room for growth.

Member Payment Dependent Notes Series 383266

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
383266	$6,400	$6,400	8.00%	1.00%	March 17, 2009	March 23, 2012	March 23, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 383266. Member loan 383266 was requested on March 9, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	MORTGAGE	Gross income:	$4,167 / month
Current employer:	Music and Arts	Debt-to-income ratio:	11.40%
Length of employment:	7 years	Location:	Gainesville, VA

Home town:
Current & past employers:	Music and Arts
Education:

This borrower member posted the following loan description, which has not been verified:

Personal Loan request

A credit bureau reported the following information about this borrower member on March 9, 2009:

Credit Score Range:	780+	Accounts Now Delinquent:	0
Earliest Credit Line:	05/1998	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	16	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$339.00	Public Records On File:	0
Revolving Line Utilization:	1.10%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	0

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
1.WHAT IS "MUSIC AND ARTS"? DO YOU CREAT, SELL A PRODUCT? 2. DO YOU MIND SAYING THE PURPOSE FOR THE LOAN? THANK YOU DRW	Music & arts Center offers professional lessons, rentals, repairs to serve your musical needs.
Congratulations on your excellent credit. Though it is very good, people would be more willing to lend if they knew what the purpose of the loan is for. Thanks.	to support my health with medical assistance
Your numbers really look impressive, and actually, I'd like to invest "more than is typical" for me in a single note. But before I do that, I would like to see your income verified. Can you please make arrangements with Lending Club to do that? Thanks.	yes, I can
Monthly mortgage payment amount? Also, do you have any health insurance through your employment or if not a self-payed policy from an HMO or PPO? If so, is the "support" you are hoping to finance for an excluded expense such as alternative therapy or plastic surgery? Thank you.	monthly mortgage payment amount: $1,526.00. Health insurance: SureHealth CHCA, Montly payment : $144.95
What kind of health support do you need? and will you be able to continue getting your income?	I need to support my health because I have chronic problem. I sure I will be able to continue my income.

Member Payment Dependent Notes Series 383526

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
383526	$4,000	$4,000	9.32%	1.00%	March 16, 2009	March 24, 2012	March 24, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 383526. Member loan 383526 was requested on March 10, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$4,400 / month
Current employer:	Fourth Wall Marketing	Debt-to-income ratio:	0.59%
Length of employment:	1 year 5 months	Location:	Los Angeles, CA

Home town:	Vancouver
Current & past employers:	Fourth Wall Marketing, Polygon Homes, Real Estate Board of Greater Vancouver
Education:	Yale University, Stanford University

This borrower member posted the following loan description, which has not been verified:

I'm setting up a home office to build up a side business in addition to my day job as a marketing communications manager. I'm looking to buy office furnishings and a new computer. I'll be doing web writing, as there is a lot of demand right now, and I've made a good additional income doing this in the past. I have strong credit (745 FICO last time I checked) but would prefer not to use credit cards for these purchases. I am very responsible and have never made late payments on credit cards or loans. I anticipate paying this loan off in 12-18 months, no more.

A credit bureau reported the following information about this borrower member on March 10, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	12/1998	Delinquent Amount:	$0.00
Open Credit Lines:	6	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	6	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$630.00	Public Records On File:	0
Revolving Line Utilization:	7.90%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
Is your web writing freelance, or does it come from a specific job/employer?	Good question, thanks! It's freelance, but I already have some contacts and I do lots of web writing as part of my day job (which I won't be quitting!). There are tons of opportunities, for example if you look under 'Writing/Editing' on Craigslist jobs for LA, where I live, half the listings are contract-based freelance web writing.

Member Payment Dependent Notes Series 383816

Series of Member Payment Dependent Notes	Aggregate principal amount of Notes offered	Aggregate principal amount of Notes sold	Stated interest rate	Service Charge	Sale and Original Issue Date	Initial maturity	Final maturity	Amount of corresponding member loan funded by Lending Club
383816	$2,200	$2,200	9.32%	1.00%	March 16, 2009	March 25, 2012	March 25, 2013	$0

                This series of Notes was issued upon closing and funding of member loan 383816. Member loan 383816 was requested on March 11, 2009 by a borrower member with the following characteristics, which have not been verified unless noted with an "*":

Home ownership:	RENT	Gross income:	$1,417 / month
Current employer:	StoneBrook Manor	Debt-to-income ratio:	24.63%
Length of employment:	8 years	Location:	Hyde Park, PA

Home town:	Jeannette
Current & past employers:	StoneBrook Manor
Education:	Westmoreland County Community College

This borrower member posted the following loan description, which has not been verified:

I am looking for $3,000.00 to help consolidate my debts. I work full time and go to school, so I would like to pay off as many debts as I can. I would use the money to help pay for school and pay off credit cards.

A credit bureau reported the following information about this borrower member on March 11, 2009:

Credit Score Range:	714-749	Accounts Now Delinquent:	0
Earliest Credit Line:	10/1998	Delinquent Amount:	$0.00
Open Credit Lines:	19	Delinquencies (Last 2 yrs):	0
Total Credit Lines:	33	Months Since Last Delinquency:	n/a
Revolving Credit Balance:	$5,101.00	Public Records On File:	0
Revolving Line Utilization:	30.40%	Months Since Last Record:	n/a
Inquiries in the Last 6 Months:	1

The following answers to questions from lender members were posted by the borrower member:

Question	Answer
What are you studying? When do you expect to finish school? Will that help your income? Good luck. Keep up your good credit rating.	I am a nursing major. I expect to finish school in august. But I want to continue my education afterwards. It will greatly increase my income once I finish school.
Can you list your monthly expenses? Are there any other income earners in your home that contribute to rent, etc?	gas, car insurance, car payment, and two credit cards. i live with my fiance and his parents till we both are done with school. But my fiance helps pay my bills.

Prospectus Supplement (Sales Report) No. 22 dated March 17, 2009